United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

                      April 26, 2018
Date of Report (Date of earliest event reported)

International Seaways, Inc.
(Exact Name of Registrant as Specified in Charter)

            1-37836-1
Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor
           New York, New York  10016
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [x]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [x]

Section 1 – Registrant's Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

On April 26, 2018, TI Africa Limited ("TI Africa") and TI Asia Limited ("TI Asia"), the joint ventures in which International Seaways, Inc. (the "Company") and Euronav NV ("Euronav") each own a 50% interest and which own the FSO Africa and FSO Asia floating and offloading service vessels, respectively, closed on a $220 million secured credit facility (the "Loan Agreement"). The Loan Agreement is among TI Africa and TI Asia, as joint and several Borrowers (the "Borrowers"), ABN AMRO Bank N.V. and ING Belgium SA/NV, as Lenders, Mandated Lead Arrangers and Swap Banks, and ING Bank N.V., as Agent and as Security Trustee. The Loan Agreement provides for (i) a term loan of $110 million (the "Term Loan"), which is repayable in scheduled quarterly installments over the course of the two service contracts for the FSO Asia and FSO Africa with North Oil Company, maturing in July 2022 and September 2022, respectively, and (ii) a revolving credit facility of $110 million (the "Revolver"), which revolving credit commitment reduces quarterly over the course of the foregoing two service contracts.

The Borrowers distributed on April 26, 2018 the entire $110 million of proceeds of the Term Loan to the Company, which has guaranteed the Term Loan and which expects to use the proceeds for general corporate purposes, including to fund partially the previously disclosed agreement to purchase six VLCCs from Euronav. The Borrowers also borrowed the entire $110 million available under the Revolver and distributed on April 26, 2018 the proceeds to Euronav, which has guaranteed the Revolver. The Term Loan and the Revolver are secured by, among other things, a first preferred vessel mortgage on the FSO Africa and FSO Asia, an assignment of the service contracts for the FSO Africa and FSO Asia and the aforementioned guarantee of the Term Loan by the Company and the guarantee of the Revolver by Euronav.

Interest payable on the Term Loan and on the Revolver is three month, six month or twelve month LIBOR, as selected by the Borrowers, plus 2.00%. On April 30, 2018, the Borrowers entered into swap transactions which fixed the interest rate on the Term Loan at 4.863% per annum, effective as of June 30, 2018. The Borrowers have agreed to pay a commitment fee ("Commitment Fee") of 0.7% on any undrawn amount under the Revolver. The Company has agreed to pay Euronav an amount equal to the first 0.3% of the 0.7% Commitment Fee and, to the extent the Revolver is fully drawn, to pay Euronav an amount equal to the first 0.3% of the amount of loan interest payable under the Revolver.

The Loan Agreement has a financial covenant that the Debt Service Cover Ratio (as defined in the Loan Agreement) shall be equal or greater than 1.10 to 1.00. The Company guarantee of the Term Loan has financial covenants that provide (i) the Company's Liquid Assets shall not be less than the higher of $50 million and 5% of Total Indebtedness of the Company, (ii) the Company shall have Cash of at least $30 million and (iii) the Company is in compliance with the Loan to Value Test (as such capitalized terms are defined in the Company guarantee or in the case of the Loan to Value Test, as defined in the Credit Agreement dated as of June 22, 2017 and made between (a) International Seaways Operating Corporation as the administrative borrower, (b) OIN Delaware LLC as co-borrower, (c) the Company, (d) the other parties named herein as borrowers, (e) the lenders named therein, (f) Jefferies Finance LLC as administrative agent, collateral agent and mortgage trustee, (g) Skandinaviska Enskilda Banken AB (publ) as issuing bank, (h) Jefferies Finance LLC and JPMorgan Chase Bank N.A. as joint lead arrangers, (i) Jefferies Finance LLC, JPMorgan Chase Bank N.A. and UBS Securities LLC as joint bookrunners and (j) DNB Markets, Inc., Fearnley Securities Inc., Pareto Securities Inc. and Skandinaviska Enskilda Banken AB (publ) as co-managers).

Section 2 – Financial Information
Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: April 30, 2018	By	/s/ James D. Small III
Name: James D. Small III Title: Chief Administrative Officer, Senior Vice President, Secretary and General Counsel